Booz Allen Appoints Financial Executive Joan Amble
to its Board of Directors

McLean, Virginia; June 14, 2012 –Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., has appointed Joan Lordi C. Amble to its Board of Directors, effective immediately. Ms. Amble most recently served as Executive Vice President, Finance, for American Express Company, and has a prior career in finance and accounting extending from 1977. She will serve on Booz Allen’s Audit Committee.

“Joan brings extensive financial and accounting experience to Booz Allen’s Board, having held senior positions at American Express, General Electric and Ernst & Young,” said Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President. “Her expertise will benefit the firm’s already very strong financial operations, and her experience and guidance will be invaluable as we continue to build our business serving clients in the commercial finance market. She joins a board with a diverse range of experience, and we look forward to her contributions.”

Ms. Amble will serve for a term expiring at Booz Allen’s general meeting of shareholders in the summer of 2014. Her addition brings Booz Allen’s Board to ten directors.

At American Express, Ms. Amble served in senior positions, including the role of comptroller, from 2003 to 2011. Before that, she had a nearly 14-year career at General Electric, where she served in a variety of financial positions, including her final role as Chief Operating Officer and Chief Financial Officer for GE Capital Markets. Earlier in her career, she served from 1984 to 1989 with the Financial Accounting Standards Board, and with Ernst & Young from 1977 to 1984.

Ms. Amble has a BS degree from The Pennsylvania State University. She currently serves as a Director of Brown-Forman Corporation and Sirius XM Radio. She also serves on the Board of Visitors at The Pennsylvania State University Smeal College of Business, and is the co-founder and Chairman of W.O.M.E.N in America, an organization that focuses on the development of women professionals.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 25,000 people, and had revenue of $5.86 billion for the 12 months ended March 31, 2012.

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